Exhibit 99.1
For Immediate Release:  January 29, 2009

Bridge Capital Holdings Reports Financial Results
For the Fourth Quarter and Year Ended December 31, 2008

Conference Call and Webcast Scheduled for Friday, January 30, 2008 at
9:00 a.m. Eastern Time

San Jose, CA – January 29, 2009 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the fourth quarter and year ended December 31, 2008.

The Company reported net income of $1.7 million, or $0.23 per diluted share, for the three months ended December 31, 2008.  This represented a decrease of $1.0 million, or 38%, compared to net income of $2.7 million, or $0.39 per diluted share, in the same period one year ago.  The Company reported a net loss for the twelve months ended December 31, 2008 of $(7.3) million, or $(1.15) per diluted share, compared to net income of $10.7 million, or $1.57 per diluted share, for the year ended 2007, representing a 173% decrease in earnings per share.  The net loss for the full year 2008 primarily reflects the impact of a significant year-over-year increase in the provision for credit losses recorded during the third quarter of 2008.

Fourth Quarter Highlights

•
Strong capital levels further strengthened with the private placement of $30.0 million in mandatorily convertible preferred stock and the purchase of $23.8 million of preferred stock by the U.S. Treasury through the TARP Capital Purchase Program.

•
Capital ratios substantially exceed the regulatory calculation for being “well capitalized” with a Total Risk-Based Capital Ratio of 16.90%, a Tier I Capital Ratio of 13.31%, and a Tier I Leverage Ratio of 12.36%.

•
Provided $3.9 million to the allowance for credit losses which increased to 2.65%, up from 2.59% at September 30 2008, and double the level of 1.32% one year earlier.   In addition, at December 31, 2008 the allowance for credit losses represented coverage of 117% of nonperforming loans.

•	Nonperforming assets were reduced to $16.9 million, or 1.78% of total assets, as of December 31, 2008 from $20.2 million, or 2.36% of total assets at September 30, 2008.

•	Total assets were $947.6 million as of December 31, 2008, representing an increase of $92.2 million, or 11%, during the fourth quarter of 2008.

•
Total deposits increased $38.5 million, or 5%, during the fourth quarter of 2008 to $777.3 million as of December 31, 2008.  Demand deposit and core deposits continued to represent 37% and 80% of total deposits, respectively, as of December 31, 2008.

•	Non-interest income increased $3.2 million to $4.6 million in the fourth quarter of 2008 from $1.4 million in the fourth quarter of 2007, primarily due to the termination of interest rate swaps.

For the quarter ended December 31, 2008, the Company’s return on average assets and return on average equity were 0.75% and 10.04%, respectively, and compared to 1.42% and 17.12%, respectively, for the same period in 2007.  Return on average assets and return on average equity for the twelve months ended December 31, 2008 were (0.88)% and (10.87)%, respectively, compared to 1.45% and 19.34%, respectively, for the same period one year earlier.

“The fourth quarter marked significant progress in positioning the Company strongly for the road ahead,” said Allan C. Kramer M.D., Chairman of the Boards of Bridge Capital Holdings and Bridge Bank. “In the midst of the most challenging environment in a century for the banking industry, we were able to attract significant capital investment while increasing reserves and decreasing nonperforming assets.”

“Our successful completion of the private capital raise announced last quarter, together with participation in the government’s TARP program has bolstered our capital position by $54 million.  We move forward with capital ratios and reserve levels that are among the highest in the nation,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank.  “We believe that we were early to recognize deterioration in economic conditions and are confident that the proactive actions we have taken to fortify our balance sheet position us to continue to meet the needs of our customers and capitalize on opportunities in the businesses and markets we know.”

Net Interest Income and Margin

Net interest income of $10.1 million for the quarter ended December 31, 2008 represented a decrease of approximately $2.3 million, or 18%, from $12.4 million for the same quarter one year earlier and was primarily attributed to the decrease in short-term interest rates.

For the twelve months ended December 31, 2008, net interest income of $44.9 million represented a decline of $2.7 million, or 6%, from $47.6 million for the year ended 2007 and was primarily attributed to the decrease in short-term interest rates.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate averaged 4.07% and 5.09%, respectively, in the quarter and twelve months ended December 31, 2008 compared to 7.53% and 8.05%, respectively, in the same periods one year earlier.

The Company’s net interest margin for the quarter ended December 31, 2008 was 4.82% compared to 6.93% for the same period one year earlier, primarily due to lower short-term interest rates and lower balance sheet leverage.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 91.08% during the quarter ended December 31, 2008, which represented a decrease compared to an average of 95.12% for the same quarter of 2007.  In addition, an increased level of nonperforming assets resulted in a negative impact of approximately 29 basis points in the fourth quarter of 2008 from reversed or foregone interest.

The net interest margin for the twelve months ended December 31, 2008 was 5.69% compared to 6.76% for the year ended 2007 which was also primarily the result of lower short-term interest rates offset, in part, by higher balance sheet leverage.  The Company’s average loan-to-deposit ratio for the twelve months ended December 31, 2008 was 94.51% compared to 88.67% for the prior year, reflecting slightly faster loan growth relative to deposit funding.  Nonperforming loans had a negative impact on net interest margin of approximately 15 basis points in 2008.

“The net interest margin in the fourth quarter of 2008 was significantly impacted by nonperforming assets and the rapid deterioration in our operating environment,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. “We took a very defensive posture with regard to our investment portfolio and managed the balance sheet by placing a premium on liquidity.  This was a prudent action but came at the cost, over the short-term, of net interest margin.  At the same time, we believe that growth in core deposits, particularly non-interest bearing demand deposits position us for strong earnings potential when economic conditions improve.”

Non-Interest Income

The Company’s non-interest income for the quarter and twelve months ended December 31, 2008 was $4.6 million and $10.0 million, respectively, compared to $1.4 million and $6.7 million, respectively, for the same periods one year ago.  Non-interest income is primarily comprised of international income and gains on the sale of SBA loans; however, the increase in non-interest income during the year ending December 31, 2008 was primarily attributable to the termination of interest rate swaps having a combined notional value of $100.0 million.  Due to the significant decline in short-term interest rates, the loan pools designated as hedged against the interest rate swaps had decreased to a level that hedge accounting treatment was no longer applicable.  As such, the Company determined that it was economically beneficial to terminate the interest rate swaps and have the ability to immediately recognize $3.3 million in non-interest income and amortize a deferred gain of $4.7 million over the remaining term of the designated hedging relationship.

Net interest income and non-interest income comprised total revenue of $14.8 million for the three months ended December 31, 2008 compared to $13.8 million for the same period one year earlier, representing an increase of $1.0 million, or 7%.  For the twelve months ended December 31, 2008, total revenue of $54.8 million represented an increase of $500,000, or 1%, over $54.3 million for the year ended 2007.

Non-Interest Expense

Non-interest expense was $8.3 million and $36.3 million for the quarter and twelve months ended December 31, 2008, respectively, compared to $8.6 million and $33.6 million, respectively, for the same periods in 2007.  Salary and benefits expense for the quarter ended December 31, 2008 was $4.0 million, representing a decrease of $1.2 million from $5.2 million in the same period of 2007 that was primarily attributable to the reversal of incentive compensation accrual for 2008.  Salary and benefits expense for the twelve months ended December 31, 2008 was $21.4 million, an increase of $400,000 over $21.1 million in the same period of 2007.  As of December 31, 2008 the Company employed 171 full-time equivalents (FTE) compared to 170 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 56.06% and 66.23% for the quarter and twelve months ended December 31, 2008 compared to 62.44% and 61.83%, respectively, in the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at December 31, 2008 of $947.6 million, compared to $774.8 million on the same date one year ago.  The increase in total assets represented growth of $172.8 million, or 22%, compared to December 31, 2007.

The Company reported total gross loans outstanding at December 31, 2008 of $699.6 million, which represented an increase of $46.9 million, or 7%, over $652.7 million for the same date one year earlier.

The Company’s total deposits were $777.2 million as of December 31, 2008, compared to total deposits of $671.4 million as of December 31, 2007.  The increase in deposits represented growth of $105.9 million, or 16%, compared to December 31, 2007.

Credit Quality

The allowance for loan losses was $18.6 million, or 2.65% of total loans, at December 31, 2008, compared to $8.6 million, or 1.32% of total loans, at December 31, 2007.  The provision for credit losses for the three and twelve months ended December 31, 2008 was $4.0 million and $31.5 million, respectively, compared to $600,000 and $2.3 million, respectively, for the same periods in 2007.

At December 31, 2008 nonperforming assets totaled $16.9 million, or 1.78% of total assets, compared to $5.3 million, or 0.69% of total assets, on the same date one year earlier.  The nonperforming assets at December 31, 2008 consisted of 16 loans, representing 14 relationships, totaling $15.8 million, and three properties valued at $1.1 million that were categorized as “other real estate owned”.

The Company charged-off $3.2 million during the three months ended December 31, 2008 and had no charge-off activity during the three months ended December 31, 2007.  During the twelve months ended December 31, 2008, the Company charged-off balances totaling $21.7 million which compared to $1.3 million charged-off during the same period of 2007.  During the three and twelve months ended December 31, 2008 the Company recognized $86,000 and $121,000, respectively, in loan recoveries compared to $5,000 and $259,000, respectively, in loan recoveries during the same periods of 2007.

Capital Adequacy

At December 31, 2008, shareholders’ equity in the Company totaled $112.5 million, which included approximately $53.9 million in preferred stock and $1.1 million in other comprehensive income.  Shareholders’ equity at December 31, 2008 compared to $65.1 million on the same date one year earlier.  As a result, the Company’s Total Risk-Based Capital Ratio, Tier I Capital Ratio, and Tier I Leverage Ratio of 16.90%, 13.31%, and 12.36%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

Conference Call and Webcast

Management will host a conference call tomorrow, January 30, 2009 at 9:00 a.m. Eastern time/6:00 a.m. Pacific time to further discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 800.891.6020 from the United States, or 702.696.4830 from outside the United States. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through February 13, 2009 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 82454718. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Twelve months ended
	12/31/08	09/30/08	12/31/07	12/31/08	12/31/07

INTEREST INCOME
Loans	$13,195	$13,632	$15,806	$56,302	$61,008
Federal funds sold	231	512	233	1,066	2,648
Investment securities available for sale	1	69	765	1,205	3,089
Other	38	45	-	119	-
Total interest income	13,465	14,258	16,804	58,692	66,745

INTEREST EXPENSE
Deposits:
Interest-bearing demand	2	3	7	12	40
Money market and savings	1,494	2,083	3,174	8,155	13,783
Certificates of deposit	1,336	894	974	4,259	4,281
Other	512	291	274	1,401	1,056
Total interest expense	3,344	3,271	4,429	13,827	19,160

Net interest income	10,121	10,987	12,375	44,865	47,585
Provision for credit losses	3,950	19,000	600	31,520	2,275
Net interest income after provision
for credit losses	6,171	(8,013)	11,775	13,345	45,310

NON-INTEREST INCOME
Service charges on deposit accounts	352	327	173	1,166	672
Gain on sale of SBA loans	47	87	580	603	3,564
Other non-interest income	4,231	1,541	618	8,202	2,477
Total non-interest income	4,630	1,955	1,371	9,971	6,713

OPERATING EXPENSES
Salaries and benefits	3,978	5,859	5,194	21,399	20,990
Premises and fixed assets	1,166	1,163	1,189	4,590	4,337
Other	3,125	2,780	2,200	10,329	8,247
Total operating expenses	8,269	9,802	8,583	36,318	33,574

Income before income taxes	2,532	(15,860)	4,563	(13,002)	18,449
Income taxes	863	(6,655)	1,876	(5,661)	7,583

NET INCOME	$1,669	$(9,205)	$2,687	$(7,341)	$10,866

EARNINGS PER SHARE
Basic earnings per share	$0.23	$(1.41)	$0.42	$(1.15)	$1.70
Diluted earnings per share	$0.23	$(1.41)	$0.39	$(1.15)	$1.57
Average common shares outstanding	6,547,573	6,533,545	6,410,099	6,502,376	6,380,100
Average common and equivalent
shares outstanding	6,674,844	6,533,545	6,945,475	6,502,376	6,925,904

PERFORMANCE MEASURES
Return on average assets	0.75%	-4.27%	1.42%	-0.88%	1.45%
Return on average equity	10.04%	-54.48%	17.12%	-10.87%	19.34%
Efficiency ratio	56.06%	75.74%	62.44%	66.23%	61.83%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	12/31/08	09/30/08	06/30/08	03/31/08	12/31/07

ASSETS
Cash and due from banks	$18,421	$21,286	$31,458	$25,138	$27,440
Federal funds sold	199,525	113,735	12,765	16,880	13,395
Interest-bearing deposits	7,268	4,915	5,606	-	-
Investment securities available for sale	-	101	28,879	46,823	55,482
Loans:
Commercial	301,024	286,793	292,731	271,390	272,660
SBA	77,043	69,921	64,596	61,472	56,945
Real estate construction	98,105	97,255	99,712	85,522	85,378
Land and land development	23,535	41,136	58,863	60,783	56,196
Real estate other	134,767	130,845	132,341	128,134	114,846
Factoring and asset-based lending	55,761	50,006	46,819	53,108	57,662
Other	9,371	10,767	12,048	10,898	9,042
Loans, gross	699,606	686,723	707,110	671,307	652,729
Unearned fee income	(1,601)	(1,817)	(2,071)	(1,664)	(1,856)
Allowance for credit losses	(18,554)	(17,764)	(14,608)	(10,978)	(8,608)
Loans, net	679,451	667,142	690,431	658,665	642,265
Premises and equipment, net	4,790	5,044	5,093	5,045	5,005
Accrued interest receivable	3,137	3,217	3,325	4,074	4,400
Other assets	35,004	39,967	27,795	28,381	26,845
Total assets	$947,596	$855,407	$805,352	$785,006	$774,832

LIABILITIES
Deposits:
Demand noninterest-bearing	$284,319	$223,843	$229,329	$200,567	$198,641
Demand interest-bearing	4,267	4,224	4,439	4,587	5,350
Money market and savings	335,200	404,212	386,332	386,369	372,923
Time	153,459	106,460	96,714	97,719	94,442
Total deposits	777,245	738,739	716,814	689,242	671,356

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	30,000	30,000	-	-	10,000
Accrued interest payable	511	274	224	190	210
Other liabilities	9,823	11,176	4,605	9,176	10,655
Total liabilities	835,106	797,716	739,170	716,135	709,748

SHAREHOLDERS' EQUITY
Preferred stock	53,864	-	-	-	-
Common stock	39,655	39,139	38,703	38,040	37,697
Retained earnings	17,916	16,399	25,604	26,931	25,409
Accumulated other comprehensive (loss)	1,055	2,153	1,875	3,900	1,978
Total shareholders' equity	112,490	57,691	66,182	68,871	65,084
Total liabilities and shareholders' equity	$947,596	$855,407	$805,352	$785,006	$774,832

CAPITAL ADEQUACY
Tier I leverage ratio	12.36%	8.44%	10.26%	10.52%	10.66%
Tier I risk-based capital ratio	13.31%	9.02%	10.12%	10.47%	10.54%
Total risk-based capital ratio	16.90%	10.27%	11.37%	11.72%	11.67%
Total equity/ total assets	11.87%	6.74%	8.22%	8.77%	8.40%
Book value per common share	$8.51	$8.74	$10.06	$10.58	$10.04

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended December 31,
	2008			2007

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$690,327	7.60%	$13,195	$626,763	10.01%	$15,806
Federal funds sold	140,518	0.65%	231	20,604	4.49%	233
Investment securities	52	7.65%	1	61,174	4.96%	765
Other	5,135	2.94%	38	-	0.00%	-
Total interest earning assets	836,032	6.41%	13,465	708,541	9.41%	16,804

Noninterest-earning assets:
Cash and due from banks	17,377			19,568
All other assets (3)	29,999			23,517
TOTAL	$883,408			$751,626

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,745	0.17%	2	$4,846	0.57%	$7
Money market and savings	351,017	1.69%	1,494	374,315	3.36%	3,174
Time	151,996	3.50%	1,336	80,517	4.80%	974
Other	47,527	4.29%	512	18,616	5.84%	274
Total interest-bearing liabilities	555,285	2.40%	3,344	478,294	3.67%	4,429

Noninterest-bearing liabilities:
Demand deposits	250,147			199,224
Accrued expenses and
other liabilities	11,814			11,834
Shareholders' equity	66,162			62,274
TOTAL	$883,408			$751,626

Net interest income and margin		4.82%	$10,121		6.93%	$12,375

(1) Loan fee amortization of $1.2 million and $1.6 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $17.5 million and $8.2 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Twelve months ended December 31,
	2008			2007

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$686,107	8.21%	$56,302	$590,443	10.33%	$61,008
Federal funds sold	74,635	1.43%	1,066	52,166	5.08%	2,648
Investment securities	24,218	4.98%	1,205	60,901	5.07%	3,089
Other	3,757	3.17%	119	-	0.00%	-
Total interest earning assets	788,717	7.44%	58,692	703,510	9.49%	66,745

Noninterest-earning assets:
Cash and due from banks	18,638			25,284
All other assets (3)	24,603			21,744
TOTAL	$831,958			$750,538

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,139	0.23%	$12	$5,382	0.74%	$40
Money market and savings	380,460	2.14%	8,155	371,371	3.71%	13,783
Time	111,834	3.81%	4,259	88,542	4.83%	4,281
Other	28,554	4.91%	1,401	17,802	5.93%	1,056
Total interest-bearing liabilities	525,987	2.63%	13,827	483,097	3.97%	19,160

Noninterest-bearing liabilities:
Demand deposits	228,519			200,630
Accrued expenses and
other liabilities	9,901			10,619
Shareholders' equity	67,551			56,192
TOTAL	$831,958			$750,538

Net interest income and margin		5.69%	$44,865		6.76%	$47,585

(1) Loan fee amortization of $5.5 million and $5.9 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2) Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3) Net of average allowance for credit losses of $13.3 million and $7.7 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	12/31/08	09/30/08	06/30/08	03/31/08	12/31/07

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$17,764	$14,608	$10,978	$8,608	$8,003
Provision for credit losses, quarterly	3,950	19,000	6,200	2,370	600
Charge-offs, quarterly	(3,246)	(15,878)	(2,571)	-	-
Recoveries, quarterly	86	34	1	-	5
Balance, end of period	$18,554	$17,764	$14,608	$10,978	$8,608

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$15,772	$19,316	$27,872	$15,578	$4,914
Loans restructured and in compliance with
modified terms	-	-	-	-	-
Other loans with principal or interest contractually
past due 90 days or more	-	-	-	-	-
Nonperforming loans	15,772	19,316	27,872	15,578	4,914
Other real estate owned	1,096	862	979	348	425
Nonperforming assets	$16,868	$20,178	$28,851	$15,926	$5,339

ASSET QUALITY
Allowance for credit losses / gross loans	2.65%	2.59%	2.07%	1.64%	1.32%
Allowance for credit losses / nonperforming loans	117.64%	91.97%	52.41%	70.47%	175.17%
Nonperforming assets / total assets	1.78%	2.36%	3.58%	2.03%	0.69%
Nonperforming loans / gross loans	2.25%	2.81%	3.94%	2.32%	0.75%
Net quarterly charge-offs / gross loans	0.45%	2.31%	0.36%	0.00%	0.00%